--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE CONTACT:
                                             Marc Sanders, Director of Marketing
                                                               610-668-4700 x277
                                                marcsanders@royalbankamerica.com

                  ROYAL BANK AMERICA'S PARENT COMPANY REPORTS:
                  o 17% INCREASE IN NET INCOME FOR THE 1st QUARTER
                  o 36th CONSECUTIVE QUARTERLY CASH DIVIDEND

(Narberth, PA) - April 23, 2004 - Royal Bank America reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the quarter ended March 31, 2004, were $5.2 million as compared to $4.4 million for the same three-month period ended March 31, 2003, a 17% increase. Consolidated basic earnings per share for the three-months ended March 31, 2004 and 2003, were $0.42 and $0.36 respectively.

Consolidated total assets increased 7% to $1.22 billion at March 31, 2004, as compared to $1.13 billion at March 31, 2003. Investment securities increased to $520 million at March 31, 2004, as compared to $469 million at March 31, 2003, an increase of 11%. Total consolidated capital rose to $139 million for the period ending March 31, 2004, as compared to $125 million for the period ended March 31, 2003, an 11% increase.

On April 21, 2004, the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 36th consecutive quarterly cash dividend. This dividend is twenty-five cents ($.25) per share for holders of Class A common stock and twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is May 5, 2004, and the payment date is May 19, 2004.

Royal Bancshares President and CEO Joseph P. Campbell said, "I continue to be optimistic that we will have another successful year of earnings."

Royal Bancshares of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey under the name Royal Bank America and one location in Northeast Philadelphia under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages, deposit accounts and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.


The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      Joseph P. Campbell, President and CEO
                      Royal Bancshares of Pennsylvania, Inc
              Parent Company of Royal Bank America/Royal Asian Bank ROYAL BANCSHARES OF PENNSYLVANIA
CONDENSED INCOME STATEMENT (Unaudited)


                                                  Three Months
                                                  Ended Mar. 31

(in thousands, except for earnings per share)     2004      2003
                                                  ----      ----
 Interest Income                                 $17,528   $18,432
 Interest Expense                                  6,730     8,027
                                                 -------   -------
 Net Interest Income                              10,798    10,405
 Provision for Loan Losses                             1       150
                                                 -------   -------
 Net Interest Income after Provision              10,797    10,255
 Non Interest Income                               3,183       624
 Non Interest Expense                              6,576     4,545
                                                 -------   -------
 Income before Taxes                               7,404     6,334
 Income Taxes                                      2,240     1,934
                                                 -------   -------
 Net Income                                        5,164     4,400

 Earnings per share-basic                            .42       .36

SELECTED RATIOS:
 Return on Average Assets                           1.8%      1.6%
 Return on Average Equity                          15.0%     14.5%
 Average Equity to Assets                          12.0%     11.0%
 Book Value Per Share                             $11.33    $10.29

CONDENSED BALANCE SHEET

 (in thousands)                                 Mar. 31, 2004     Mar. 31, 2003
                                                  (unaudited)
 Cash and Cash Equivalents                         $93,735           $82,788
 Investment Securities                             520,371           469,495
 Loans Held for Sale                                 2,847             2,964
 Loans (net)                                       474,951           542,978
 Bank Premises (net)                                69,735             7,785
 Accrued Interest receivable                        14,932            15,523
 Other Assets                                       39,234            12,369
                                                ----------        ----------
    Total Assets                                $1,215,805        $1,133,902
                                                ----------        ----------

Deposits                                          $789,517          $832,984
Borrowings                                         265,846           157,500
Other Liabilities                                   17,426            18,144
Minority Interest                                    4,201               669
Shareholders' Equity                               138,815           124,605
                                                ----------        ----------
   Total Liabilities and Shareholders Equity    $1,215,805        $1,133,902
                                                ==========        ==========

The above financial statements include consolidation of Equity Real Estate Investments, owned by Royal Bancshares, which are required as a result of FIN 46(R) "Variable Interest Entities."
--------------------------------------------------------------------------------